SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                           Peak International Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G69586108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 10, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

 CUSIP No. G69586108
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PCM Capital, LLC (1)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,564

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,564

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,564

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.28%

12.  TYPE OF REPORTING PERSON

     OO

----------

(1) PCM Capital, LLC may be deemed to be the beneficial owner of such securities by virtue of its role as the general partner of Peninsula Fund, L.P.

CUSIP No. G69586108
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,564

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,564

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,564

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.28%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. G69586108
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Bedford (2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     655,564

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     655,564

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     655,564

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.28%

12.  TYPE OF REPORTING PERSON

     IN


(2) Mr. Bedford may be deemed to be the beneficial owner of the securities reported herein by virtue of his role as a managing member of PCM Capital, LLC.

CUSIP No.   G69586108
            ---------------------


Item 1(a).  Name of Issuer:


            Peak International Limited
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            Flat E & F, 19/F., CDW Building
            388 Castle Peak Road
            Tsuen Wan, New Territories, Hong Kong
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            PCM Capital, LLC
            Peninsula Fund, L.P.
            Scott Bedford
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            PCM Capital, LLC
            235 Pine Street, Suite 1818
            San Francisco, CA  94104

            Peninsula Fund, L.P.
            235 Pine Street, Suite 1818
            San Francisco, CA  94104

            Scott Bedford
            c/o PCM Capital, LLC
            235 Pine Street, Suite 1818
            San Francisco, CA  94104
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            PCM Capital, LLC - Delaware limited liability company
            Peninsula Fund, L.P.- California limited partnership
            Scott Bedford - United States citizen
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            G69586108
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          PCM Capital, LLC - 655,564 shares
          Peninsula Fund, L.P. - 655,564 shares
          Scott Bedford - 655,564 shares
          --------------------------------------------------------------------

     (b)  Percent of class:

          Peninsula Capital Management, Inc. - 5.28%
          Peninsula Fund, L.P. - 5.28%
          Scott Bedford - 5.28%
          --------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                PCM Capital, LLC - 0
                Peninsula Fund, L.P. - 0
                Scott Bedford  0
          --------------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote
                PCM Capital, LLC - 655,564
                Peninsula Fund, L.P. - 655,564
                Scott Bedford - 655,564
          --------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of
                PCM Capital, LLC - 0
                Peninsula Fund, L.P. - 0
                Scott Bedford - 0
          --------------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the
                disposition of
                PCM Capital, LLC - 655,564
                Peninsula Fund, L.P. - 655,564
                Scott Bedford - 655,564
          --------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A
          --------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          --------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          --------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          --------------------------------------------------------------------

Item 10.  Certifications.

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    October 13, 2006
                                        ----------------------------------------
                                                        (Date)


                                             PCM CAPITAL, LLC*


                                             By: /s/ Scott Bedford
                                                 ---------------------
                                             Name: Scott Bedford
                                             Title: Managing Member

                                             PENINSULA FUND, L.P.*


                                             By: /s/ Scott Bedford
                                                 ---------------------
                                             Name: Scott Bedford
                                             Title: Managing Member of its
                                             General Partner


                                             /s/ Scott Bedford*
                                             --------------------------
                                             SCOTT BEDFORD*

* The Reporting Persons disclaim beneficial ownership over the securities reported herein except to the extent of the reporting persons' pecuniary interest therein.

                                                                EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated October 13, 2006 relating to the Common Stock, $0.01 par value of Peak International Limited shall be filed on behalf of the undersigned.


                                             PCM CAPITAL, LLC


                                             By: /s/ Scott Bedford
                                                 ----------------------
                                             Name: Scott Bedford
                                             Title: Managing Member

                                             PENINSULA FUND, L.P.


                                             By: /s/ Scott Bedford
                                                 -----------------------
                                             Name: Scott Bedford
                                             Title: Managing Member of its
                                             General Partner


                                             /s/ Scott Bedford
                                             ------------------------
                                             SCOTT BEDFORD




SK 03847 0004 711553